EXHIBIT 10.1
BlueLinx Corporation

To: Michael Wilson Date: March 21, 2024
Position: Chief Commercial Officer Effective Date: April 1, 2024

I am pleased to offer you the role of Chief Commercial Officer, reporting directly to me. The terms of this offer are as follows:

Your new base salary will be $455,000 annually (less all applicable payroll withholding and other customary deductions), effective as of April 1, 2024. Additionally, you will continue to be eligible to participate in the BlueLinx Short Term Incentive Plan (STIP) according to the terms of that plan (including with respect to pro-ration policies) with a target bonus amount of 65% of your base salary. Further, you will continue to be eligible to receive equity awards under the BlueLinx Holdings Inc. 2021 Long-Term Incentive Plan, as determined at the discretion of the CEO and the Compensation Committee of the Board of Directors.

As a result of your appointment and related compensation adjustment related to the Chief Commercial Officer role, you will next be eligible for a merit increase in the 2025 merit cycle.

Your vacation, medical, dental, vision, and retirement plan benefits shall remain the same.

Also, as a condition of this offer and your appointment as Chief Commercial Officer, you will be required to sign and return the company’s form of executive restrictive covenant agreement in the context of your new position.

As you are no doubt aware, employment at BlueLinx, as with most employers, is “at will” and, thus, may be terminated at any time and for any reason not prohibited by law, either at the option of the employee or at the option of BlueLinx. Similarly, as a matter of policy, BlueLinx reserves the right to make changes to the terms and conditions of employment of its salaried employees. Nothing in this offer or our discussions concerning your employment should be construed as contractually limiting that right or as guaranteeing your employment for any specified period of time.

We are excited about you taking on this new and important role! Please sign below to indicate your acceptance of this appointment and your understanding and acknowledgement of the terms of this letter.

Sincerely,

BLUELINX CORPORATION

/s/ Shyam Reddy
Name: Shyam Reddy, President and CEO
Date: March 22, 2024

/s/ Michael Wilson
Michael Wilson
Date: March 22, 2024

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